UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2008

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18550 (Commission file number)	61-1146077 (IRS Employer Identification No.)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

                On November 6, 2008, Orlando Lake Forest Joint Venture (“OLFJV”), a joint venture in which the NTS Mortgage Income Fund (the “Fund”) owns a 50% interest, received written notice from United Retail Centers, LLC, a Florida limited liability company, terminating the Purchase and Sale Agreement dated September 12, 2008, in connection with the proposed sale of an 11-acre parcel of commercial land in Seminole County, Florida.  United Retail Centers, LLC, which is not affiliated with the Fund, terminated this agreement pursuant to its terms.  The agreement provided for the Fund to receive approximately $2.69 million from the sale of the commercial land.  The Fund had intended to use these proceeds to meet a required $2.4 million principal repayment on its outstanding debt with National City Bank presently due on December 1, 2008.  As a result of the termination, the Fund is currently evaluating other potential sale opportunities related to the Fund’s assets or alternative financing possibilities in order to timely meet this repayment obligation.  The Fund has also requested that National City Bank extend the repayment date for an additional 90 days.  There can be no assurance that an asset sale, alternative financing transaction or the requested extension of time will occur prior to December 1, 2008, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	November 12, 2008